Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea,  California

We hereby consent to the use, in the Form S-1 Post-Effective Amendment No. 3 to Form S-1 Registration Statement dated April 23, 2014 of Ministry Partners Investment Company, LLC, of our report dated March 28, 2014 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2013 and 2012 and for the years then ended contained in such Form S-1 Post-Effective Amendment No. 3 to Registration Statement.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form S-1 Post-Effective Amendment No. 3 to Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

April 23, 2014